SCHEDULE 14A
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Unisys Corporation

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Commencing April 12, 2011, Unisys Corporation sent the following communication to certain stockholders.
Unisys Corporation
Annual Meeting of Stockholders
April 27, 2011

Supplemental Information Regarding Item 4
Advisory Vote on Executive Compensation
We are writing in connection with the upcoming annual meeting of Unisys Corporation and in particular to urge you to vote FOR Item 4, the advisory vote on executive compensation or “say-on-pay”.
The leading proxy advisory firms have reached opposing conclusions on our say-on-pay proposal. Although ISS Proxy Advisory Services has recommended that stockholders vote against the proposal on the basis of an asserted “pay-for-performance disconnect”, Glass Lewis & Co. has recommended that stockholders vote for the proposal, stating that “the Company has properly linked executive compensation to Company performance” and citing “the Company’s track record of good pay-for-performance” in its report. For the reasons set forth below, Unisys believes there is no pay-for-performance disconnect and that a FOR vote on say-on-pay is warranted.
The time period for assessing corporate performance should coincide with the tenure of the company’s current CEO. After the company’s current CEO, J. Edward Coleman, joined the company in October 2008, the company announced an aggressive turnaround program intended to enhance the company’s financial results and strengthen its balance sheet. Reflecting this program, the company reported net income of $236.1 million in 2010 and $189.3 million in 2009, compared with net losses in each of 2008, 2007, 2006 and 2005. As shown in the table below, in each of 2010 and 2009, the company also increased earnings per share, grew operating profit, increased operating profit margins, improved cash flow and reduced debt.

Metric	Year
	2010	2009	2008
	($ in millions except per share data)
Net Income (Loss)	$236.1	$189.3	$(130.1)
Diluted Earnings (Loss) Per Share	$5.45	$4.75	$(3.62)
Operating Profit	$375.7	$330.0	$2.1
Operating Profit Margin	9.3%	7.5%	0%
Cash at December 31	$828.3	$647.6	$544.0
Long-Term Debt at December 31	$823.2	$845.9	$1,059.1
Notwithstanding this performance, ISS has asserted a “pay-for-performance disconnect” because the one-, three- and five-year annualized total shareholder return (“TSR”) for Unisys was below the median for the company’s peer group used by ISS (GICS Group 4510—Software & Services) and because total CEO compensation, particularly the value of stock options, increased in 2010. Although Unisys believes that the company’s financial performance during Mr. Coleman’s tenure is a more appropriate metric for assessing corporate performance, if TSR is the criterion to be used, we believe the appropriate measurement period should be the time period during which Mr. Coleman has been in office. As set forth above, Mr. Coleman joined Unisys in October 2008. When TSR is assessed over the two-year period beginning in 2009, the Unisys

TSR is well above the median TSR, as published by ISS, for the GICS Group, as well as the TSRs for each of the S&P 500, the S&P 500 IT Services Index and the Russell 3000 Index.
Please see the following graph, which assumes $100 was invested on December 31, 2008 and assumes reinvestment of dividends.

	2008	2009	2010
Unisys Corporation	100	454	305
GICS Group 4510	100	149	189
S&P 500	100	126	145
S&P 500 IT Services	100	143	157
Russell 3000	100	128	150

In light of the company’s improved financial performance in 2009 and 2010, as well as its TSR for those years, the company believes that there is no misalignment between CEO pay and company performance.
Executive compensation in 2010 was in line with both the company’s performance and the company’s compensation philosophy. The company’s executive compensation program is strongly focused on pay-for-performance principles. Approximately 80% of Mr. Coleman’s total compensation for 2010 was at risk and dependent upon the company’s financial performance and/or an increase in the company’s stock price. These at-risk components of his compensation consisted of performance-based annual cash bonus (24% of total compensation in 2010), performance-based restricted stock units (“RSUs”) (18%), and stock options (38%).
As discussed in the CD&A, for 2010, the company took the following compensation actions with respect to Mr. Coleman:

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•	Base salary — remained at 2009 and 2008 levels given general economic conditions and the company’s cost reduction program.

•	Annual performance-based cash bonus — decreased from 2009 because the company’s overachievement of its pre-established performance goals in 2010 was not as great as in 2009.

•	Granted 30,000 performance-based RSUs as compared to 90,000 performance-based RSUs granted in 2009. Granted 120,000 stock options, which was the same number granted in 2009.
In its report, “ISS finds a pay-for-performance disconnect which primarily resulted from stock options granted to the CEO in FY 2010.” We note, however, that the number of stock options granted to Mr. Coleman in 2010 was the same as in 2009 and that the increase in value of the award reflected the more than five-fold increase in the company’s common stock price from February 2009 to February 2010 ($6.40 on the date of the February 2009 grant and $34.92 on the date of the February 2010 grant). The Company believes that the improved stock price in February 2010 was a result of its improved financial results in 2009, the first full year that Mr. Coleman was CEO.
Despite this increase in value, equity-based awards to Mr. Coleman remain well below the company’s stated goal that each element of executive compensation be consistent with the median for the companies against which Unisys benchmarks the compensation it pays to its executives (and ISS recognizes this in its report). This is primarily because of the company’s desire to achieve an appropriate balance between the goals of its long-term incentive program and managing its compensation expense. In 2009, largely as a result of the company’s depressed stock price, Mr. Coleman’s equity-based compensation was significantly below market — at approximately 18% of the median for the benchmark companies. In 2010, because of the increase in its stock price from February 2009 to February 2010, the value of Mr. Coleman’s equity-based compensation rose to approximately 61% of the median. Although improved from 2009, this value was still well below market, reflecting the company’s continued focus on managing compensation expense in a turnaround situation.
* * *
Given the improved financial performance of Unisys in 2009 and 2010, the company’s TSR of 205% for that two-year period and the high percentage of total compensation that is at risk, all as described above, we respectfully request that you vote FOR the company’s say on pay proposal (Item 4) at our 2011 annual meeting.
Your vote is important. Our Board of Directors also recommends that you vote FOR all of the nominees for director in Item 1, FOR Items 2 (approval of independent accountants) and 3 (increasing our authorized shares of common stock) and 1 YEAR on Item 5 (frequency of say-on-pay vote).
Thank you for your ongoing support of, and continued interest in, Unisys Corporation.

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